EXHIBIT 3.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: Pursuant to Section 2-605 of the Maryland General Company Law (the “MGCL”), Behringer Harvard Opportunity REIT II, Inc. (the “Corporation”) desires to amend its charter as currently in effect and as amended below.

SECOND: Article I of the Corporation’s charter shall be amended as follows:

ARTICLE I

NAME

The name of the corporation is Lightstone Value Plus Real Estate Investment Trust V, Inc. (the “Company”).

THIRD: This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, further acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 20th day of July, 2017.

Behringer Harvard Opportunity REIT II, Inc.

By:	/s/Thomas P. Lennedy
Thomas P. Kennedy
President

Attest:

By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President-Legal, General Counsel and Secretary